                                                                   EXHIBIT 10.11

May 7, 2004



Mr. Thomas Lemberg
13 Gypsy Trail
Weston, MA 02493

Dear Tom:

On behalf of UGS PLM Solutions, I am pleased to extend you an offer to join the UGS PLM Solutions Finance organization as Senior Vice President and General Counsel. I believe this offer provides you with a unique opportunity to further develop your professional career and to contribute significantly to the future of UGS PLM Solutions.

Your initial base annual salary will be $315,000 to be paid in twenty-four (24) semimonthly payments. In addition to your base salary, you will be eligible for an annual performance-based incentive opportunity equal to 70% (not pro-rated for 2004) of your annual base salary. Furthermore, you will have the opportunity to participate in UGS PLM Solutions benefits. You are entitled to four weeks of paid vacation per year.

Should you decide to accept UGS PLM Solutions offer of employment, please be advised that UGS PLM Solutions Code of Business Conduct requires you to honor any agreements you have with your previous employers, including obligations regarding the disclosure or use of proprietary information.

Along with this letter you will receive information regarding the EDS employee relocation policy. This policy will be adapted to UGS PLM Solutions following the UGS PLM sale. In addition to your relocation, UGS will move your Mother in Law and her belongings at the company's expense if she chooses to move at the same time as you.

In the event that UGS involuntarily terminates your employment other than for "Cause" prior to the second anniversary of your start date with UGS, you will be entitled to a lump sum in the amount of $75,000 to cover relocation costs. This amount is payable within 14 days of your separation. For the purpose of this agreement, "Cause" is defined as (a) material breach of any agreement entered into between you and UGS; (b) material misconduct; (c) material failure to follow UGS' policies, directives or orders applicable to UGS employees holding comparable positions; (d) intentional destruction or theft of UGS property or falsification of UGS documents; (e) material failure or refusal to faithfully, diligently, and competently perform the usual and customary duties associated with your position; or (f) conviction of a felony or any crime involving moral turpitude.

As we discussed, UGS PLM Solutions offer of employment is contingent upon passing the UGS PLM Solutions standard employment practices, including a Background Investigation and Drug Screening, as well as execution of the EDS Code of Business Conduct.

As a U.S. employer, UGS PLM Solutions is required by law to review required documentation verifying your identity and authorization to work in the United States. This documentation must be available at the time of your employment start date.

Please understand nothing in this letter alters the at-will nature of your employment relationship with UGS PLM Solutions. In that regard, either you or UGS PLM Solutions may terminate your employment at any time, for any reason, with or without notice.

Please indicate your acceptance of the terms set forth in this letter by signing and returning it and the other enclosed hiring documents to me. A return Federal Express mailer has been included for your convenience.

If you need any additional information about UGS PLM Solutions or this offer of employment please contact Dan Malliet at 515.296.8050 or me directly at 972.797.2056.

I believe UGS PLM Solutions can offer you opportunities and challenges that will be professionally rewarding and mutually satisfying. I am enthusiastic about having you as a valued member of our executive team.

Sincerely,

/s/ Tony Affuso

Tony Affuso
President & CEO

PWO/srb
Enclosures

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.


     /s/ Thomas Lemberg                                            5/11/04
-------------------------                                     ----------------
Candidate Signature                                           Date